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                                                                    EXHIBIT 99.1

                     MORGEN WALKE - ODYSSEY HEALTHCARE, INC.

                            MODERATOR: LAUREN LEVINE

                                FEBRUARY 25, 2003

                                   9:00 AM CT

Operator:             Good morning. My name is Tiffany. And I will be your
                      conference facilitator. At this time, I would like to welcome everyone to the Odyssey HealthCare Fourth Quarter
                      2002 earnings conference call. All lines have been placed on mute to prevent any background noise.

                      After the speaker's remarks there will be a question and answer period. If you would like to ask a question during this time, simply press star, then the number 1 on your telephone keypad. If you would like to withdraw your question, press star, then the number 2 on your telephone keypad.

                      Thank you. Ms. Levine, you may begin your conference.

Lauren Levine:        Thank you operator. Good morning everyone and welcome to
                      the Odyssey HealthCare Fourth Quarter and Year End 2002 conference call. If anyone has not received a copy of the release issued last night after the close, please call SE
                      Morgen Walke at 212-850-5600 and a copy will be sent to you immediately.

                      Before management begins their formal remarks, I'd like to remind you that to the extent the company's statements or comments represent forward-looking statements, I refer you to the risk factors and other cautionary factors in yesterday's press release as well as the company's SEC filing.



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                      In addition, this call is being recorded on behalf of
                      Odyssey and is copy-righted material. It cannot be recorded or rebroadcast without the company's express permission. And your participation implies consent to our taping.

                      Once management has concluded their formal remarks, we will open the call up for questions. With us today are Dick Burnham, Chairman and CEO, David Gasmire, President and COO, and Doug Cannon, Chief Financial Officer. With that I'd like to turn the call over to Dick Burnham. Dick, please go ahead.

Dick Burnham:         Thank you Lauren. Good morning everyone, and thank you for joining us to discuss our 2002 Fourth Quarter and Full
                      Year Results.

                      Two Thousand Two was an exciting year for Odyssey marked by strong financial and operating performance and continued growth and profitability.

                      Odyssey now has 62 hospice locations in 26 states and, as of December 2002, an average daily census of 5,094 -- a 43% increase in the number of patients served compared to December 2001.

                      As you can see from yesterday's press release, Odyssey delivered strong results for the fourth quarter. Our fourth quarter results reflect that revenue grew 49% to $57 million. EBITDA increased to 85% to $11.8 million. And net income increased 59% to $7 million.

                      In addition, by achieving greater economies of scale, we continued to expand our EBITDA margins which, for the fourth quarter, expanded more than 400 basis points to 20.8%.



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                      Earnings per diluted share grew to 28 cents per share post split. For those of you who may be thinking in terms of pre-split numbers, our EPS was 42 cents pre-split.

                      We ended our first full year as a public company on a very strong note. For the 12 months of 2002 we grew our revenues 49% to $194.5 million and increased our EBITDA by 58% to $35.5 million.

                      Keeping our focus on internal growth, during the year we met all of our goals as we opened six new hospice locations in Norfolk, Virginia, Chicago, Illinois, Austin, Texas, Montgomery, Alabama, Tulsa, Oklahoma and St. Louis, Missouri and expanded our sales force by 45%.

                      Although hospice was created to provide compassionate and cost effective care for patients whose family is facing a terminal illness, the benefits of hospice are still unknown to many.

                      So as we continue to grow our business, our greatest challenge is to increase awareness on the part of both patients and practitioners that the covered hospice benefits are both broad and readily available virtually everywhere in the country.

                      Today as healthcare costs continue to skyrocket, hospice has been gaining recognition among the government and more specifically, Medicare.

                      Centers for Medicare and Medicaid Services, CMS, has stated that 28% of all Medicare dollars are spent on a Medicare beneficiary during the last year of



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                      life, and more importantly, half of those dollars are
                      spent during the last 60 days of life.

                      This last 60 days of life is the period in which hospice is the most cost-effective. It has been widely documented that by keeping patients out of the hospital, hospice saves the healthcare system money.

                      The cost of hospice healthcare is approximately $115 a day versus the hospital cost per day of over $2000. A Gallup poll shows that 85% of all people prefer to die with dignity, pain-free at home surrounded by their family. And that's exactly what we provide.

                      Despite the clear and significant benefits offered by hospice to patients and their families and its cost savings to healthcare systems, the Medicare hospice benefit represents one of Medicare's smallest programs accounting for approximately 1% of Medicare's total outlays.

                      Last year in an extraordinary show of support for the hospice Medicare Benefit, CMS published paid advertisements in three publications -- the Physician Executive Magazine, Caring Magazine and McKnight Long Term Care News.

                      In the two-page article entitled, End of Life Care Enhances Dignity and Peace as Life Nears Its End, the advertisement discussed the benefits of hospice for the terminally ill and any concerns physicians might have about a patient prognosis meeting the six month test.



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                      Specifically the article explained that physicians do not
                      need to be concerned about certifying an individual for hospice care whom he or she believes to be terminally ill.

                      Such efforts by PMS clearly facilitate our job of educating healthcare providers on the benefits of hospice and demonstrate the strength of Medicare support for hospice care and its vested interest in increasing adoption among healthcare providers.

                      Also MedPAC has been supporting hospice and last June recommended to the Department of Health and Human Services that it reexamined the hospice benefit rates to determine if they are adequate to provide quality care and to consider outlier payments for high cost cases.

                      On a different note, I am very pleased to announce the promotion of my cofounder, David Gasmire, currently President and Chief Operating Officer to the position of Chief Executive Officer effective January of next year.

                      I will remain Chairman of Odyssey's Board of Directors and will continue to work closely with David and senior management on the company's strategic road plan and investor relations.

                      In addition, I will have the opportunity to devote more time to working with organizations such as the National Hospice and Palliative Care Organization where I am now a member of their Legislative Committee.

                      I will spend more time focusing on public policy as an advocate for the hospice movement.



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                      With that, I will now turn the call over to Doug who will
                      review our financial results in more detail.

Doug Cannon:          Thanks Dick and good morning everyone. Dick's already
                      taken you through all the macro topics in regard to our performance. So let me just provide you a little additional color as it regards our growth and earnings.

                      Let me begin with our top line performance and what drove it.

                      We finished the year with an average daily census for December of 5,094 which represented a growth rate of 42.6% over Q4 '01's December average daily census of 3,571.

                      The increase in average daily census of 1,523 came from three specific areas, the first and largest of which was our same store programs which grew their average daily census by 839 ADC, representing a growth rate of 23.5%.

                      Our acquisitions added an additional 520 average daily census for another 14.6% to our growth. And we achieved 164 ADC in our start ups which comprised an additional 4.6% of our growth.

                      When you combine our same store and start up operations' average daily census, you get a combined organic growth of 28.1%. But again, all three consolidated, our growth was 42.6% based on our December average daily census.

                      What drove the average daily census was a combination of admissions and average length of stay. Admissions quarter over quarter were up 37.5%. And length of stay was up 14.3% quarter over quarter.



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                      We ended the year with an average length of stay in the
                      fourth quarter of 68.6 days.

                      The revenue increase quarter over quarter was 48.8%. This came from an increase in billable days of 45% growing from over 318,000 in Q4 '01 to over 461,000 days in Q4 '02.

                      The remaining 3.8% was due primarily to rate adjustments received from Medicare.

                      Our average revenue per day for the fourth quarter was $123.48 as compared to $119.40 in the third quarter.

                      The company experienced slight pressure from an inflationary standpoint. The biggest single increase was in salaries as wages increased at 5% overall for the company.

                      Our next largest single item that we reported to everyone is our pharmacy expense. But we actually saw just a slight decrease there going from $8.35 in fiscal '01 to $8.32 per patient day in fiscal '02.

                      Looking at bottom line performance, the EBITDA margin as Dick indicated grew quarter over quarter by over 400 basis points. The single biggest impact to this was the leverage gained from spreading our corporate cost over additional programs. After this, the rate increase received from Medicare as well as being ahead of schedule on our de novo operations lead to the overall improvement.



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                      The impact to EBITDA in the fourth quarter from the six
                      start up programs begun in '02 as well as the costs associated from the first of our '03 startups amounted to a negative $200,000. And that was a lot less than what we had anticipated.

                      We benefited from the fact that four of our operations are already at break-even. We began operations at the first of our '03 startups in the fourth quarter. The impact to EBITDA from this alone was a negative $70,000.

                      In the first quarter of '03, I'm expecting a negative impact to EBITDA from the eight startups to be in the range of $600,000 to $750,000.

                      As regards to net income, we continue to book an effective tax rate of 39%. We expect that the 39% rate is effective for the first quarter of '03 as well.

                      Our DSO which has been affected by the size and number of acquisitions completed in '02 decreased slightly by one day from the third quarter as we received the change of ownerships from Medicare.

                      We began clearing the backlog of accounts receivable in the fourth quarter. We finished the fourth quarter with DSO of 48.6 days, and the acquisitions completed throughout the year accounted for our five extra days here.

                      The company's target for DSO for fiscal '03 is 43 days which will represent a reduction of five days overall for the company.

                      Previously I've told you guys that when we make an acquisition it remains in a bill hold status, unable to submit the claims to Medicare until we receive our change of ownership.



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                      We have received a change of ownership in all but our four latest acquisitions.

                      We completed the acquisition of 11 provider locations last year. These sites came with an average daily census of 542 patients. And the company paid almost $20 million for them. These acquisitions fell within the company's parameters of paying between 2 and 4 times projected pro forma EDITDA.

                      The balance sheet continues to show the conservative capitalization of the company. The company currently has cash and cash equivalents of $33.5 million today. The company generated nearly $18 million in cash flow from operations, spent $20 million on purchases of hospices and $3 million on cap ex.

                      At this point I will turn the call back to Dick who will provide our outlook for full year 2003.

Dick Burnham:         Thank you Doug. I will now review our growth plan for 2003 and then open up the call for questions.

                      Building on the momentum generated in 2002 we expect 2003 to see another exciting year for Odyssey. We're planning on opening eight new locations during the year as we remain principally focused on internal growth.

                      Our guidance for full year 2003 is to grow revenue 30% and to grow net income 30% to 35%.

                      Our first quarter guidance for 2003 is a range of 26 cents to 28 cents. In closing, we are well-positioned to continue the growth of both our top and



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                      bottom lines, and look forward to further expanding our
                      business as we build our franchise as one of the nation's largest hospice care providers.

                      Tiffany, will you now open the call up for questions?

Operator:             Certainly. At this time, I would like to remind everyone,
                      in order to ask a question, please press star, then the number 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

                      Our first question comes from Doug Simpson from Merrill Lynch.

Doug Simpson:         Hi. Good morning everyone. You mentioned in your press
                      release that you ramped up your sales force pretty sharply. And I was just wondering, could you give us a sense as to the timing of those hires and then your expectations for their contribution in '03 versus '02?

David Gasmire:        Sure Doug. Yes, this is Dave Gasmire. We continue to
                      increase the sales force pretty evenly throughout the balance of the year. Most recently we had about a dozen or more come aboard as part of our start up development operation for - to execute on our development plans for this year.

                      And we expect to continue to add new revenues as we open new sites going forward through 2003.

Doug Simpson:         Okay, and at this point obviously you guys had a solid
                      quarter. It looks like everything's going pretty well. But just kind of looking out over the next 18 months, you're planning to open these eight locations and there's, you know, a lot of things going on.



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                      You're growing very rapidly. How do you guys think about
                      the challenges you face? And what would you say are maybe the one or two biggest challenges that you have to face from an operating standpoint on a day to day basis growing this - you know, as quickly as you intend to?

David Gasmire:        Well first it starts with standardization so that our core business model operates smoothly so we've established the key standardized policies and procedures and have implemented them company-wide so that we can focus on our second priority which is the further expansion of our new locations.

                      The way we do this is we continue to build capacity by developing new regions and give regional responsibility to key members of our development team who work in tandem with our regional management to open these sites so that not any one particular regional vice president is loaded up with more startups than can be reasonably expected to be accomplished.

                      So we did finish our six sites last year quite nicely. And we're well on track to doing the eight that we've committed to for 2003.

Doug Simpson:         Okay great. Thank you.

David Gasmire:        Thanks Doug.

Operator:             Your next question comes from John Nicholson of Sam's
                      Point Partners.

John Nicholson:       Good morning.

Man:                  Good morning.



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Man:                  Good morning.

John Nicholson:       I have three questions. Can you go over the mix of
                      patients, cancer versus non-cancer, et cetera, and how you see that in the next year or two?

Man: Yes, we finished the year 2002 with 36% of our patients - 36% of our admissions being cancer patients. And we've actually had - we've grown more quickly in the non-cancer area including 19% for heart disease, 7% lung diseases, cancer was 36% as I mentioned, Alzheimer's dementia 18%, renal was about 3.5%. And then a category of other was disabilities unspecified and liver disease and so forth making up the balance.

                      So we continue to expect that the fastest-growing part of our census will be in the non-cancer diagnosed area.

John Nicholson:       Okay. second question on Medicare reimbursement. If I
                      remember correctly, you had said that your length of reimbursement is 180 days. Is that correct?

Man: No, what that is that there was a - there is a Medicare cap that's based on the aggregate per discharge per provider location. And what would have to happen is that our length of stay an at individual point would have to approach that 180 days before we'd be up against that cap.

                      I mean our longest cap - our longest length of stay right now is a program that has roughly a 111 day length of stay. So none of our programs are up against that cap.

John Nicholson:       But - okay. But my point is it's not unlimited.



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Man:                  That's correct. I mean until you reach the cap in terms of length of stay - there is a reimbursement cap. And it is based upon a 180 day length of stay.

Dick Burnham:         When the patient first come on -- this is Dick Burnham. I
                      mean there are two 90 day certification periods.

John Nicholson:       Right.

Dick Burnham:         And then after that the patient is recertified every 60
                      days.

John Nicholson:       Okay. The third question goes to the Medicare
                      reimbursement. In the past several years, your reimbursement has gone up and you've actually gotten give backs even though you weren't part of the BBA of the late
                      Nineties. Is that correct?

Man:                  That's correct.

John Nicholson:       That's correct. So what events could we look for this year that you might be anticipating that would give us guidance in terms of Medicare reimbursements, sort of a timing issue for us?

Man: Well right now MedPAC has said that the inflation adjustment for the Medical market basket is running around 3-1/2% for hospitals. And that's the same market basket we're tied to. So we would expect something in that range this year.

John Nicholson:       Okay. All right. Great, thanks.

Man:                  Thank you.



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Operator:             Your next question comes from Jennifer Jo Healy of
                      Healthco.

Bill O'Grady:         Hi. This is actually Bill O'Grady from Healthco.

Man:                  Okay.

Bill O'Grady: What I wanted to ask is what is your EBITDA target margin for '03? And also, what is your long term EBITDA margin goal?

Man: Okay. I mean in looking at our EBITDA margin, I've always told people that whatever we finished the quarter at, the previous quarter, I never expect it to back up. I mean there are some things that can put pressure on that. And one of those things, especially for this first quarter is the fact that it is a two - it's two less days in the quarter on top of the startups we've got going.

                      But I really don't expect our margin to back up. I think we hit a solid point here and we just keep going forward. And the only thing that's going to keep it flat for this whole year is again, just the aggressive nature of our startup programs.

Bill O'Grady:         And over a longer term rising, how high (unintelligible)?

Man: I mean it's difficult to look at. I mean if I were to run it out without doing any startup programs and project out, you know, three to five years, you can see this in the 25% range.

Bill O'Grady:         Okay, thank you very much.



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Operator:             I would like to remind everyone, if you would like to ask
                      a question, please press star, then the number 1 on your telephone keypad.

                      Our next question comes from Lavon Von Redden from Hockey Capital.

Lavon Von Redden:     I just want to expand a little bit I guess on the previous caller's question, just thinking longer term just trying to come up with some long term valuations for the company.

                      With the long term growth rate, I know obviously this '03 we're going to have a pretty substantial growth rate here on the revenue side. What's the long term growth rate that you think is kind of sustainable for the business?

Man: Well I mean when you look at - I mean beyond of course our 30% that we're giving you for this year, I mean of course, as the company gets larger and larger, any startups aren't going to have as significant an impact on the company.

                      But looking long term, you know, again, the three to five year range, I mean, we're comfortable looking at 20% on top line.

Lavon Von Redden:     And the share count that you all will be using for - I
                      guess an average for '03?

Man: The share count that we're using? I'd have to get back to you on that one.

Lavon Von Redden:     Okay, thank you.

Operator:             Our next question comes from Sheryl DeKrei of Jeffries
                      Company.



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Sheryl DeKrei:        Good morning. You mentioned that labor cost increased 5%.
                      I wondered if you could just talk about nursing costs a little bit and maybe comment on your turnover rate? Thanks.

Dick Burnham:         Okay sure. Well our overall increase in our labor costs of
                      5% was made up of nurses for example, that represent 21% of our total workforce, increased last year 4.1%.

                      So we've actually been able to maintain a nice topline growth last year of 49%, net income growth of 59% which is pretty good evidence that we're able to keep enough nurses and we're able to keep our costs in line with our payment system.

                      And so, you know, we expect going forward that we're able to maintain our internal employee retention. Last year we achieved a 19% turnover rate which is consistent with prior quarters.

Sheryl DeKrei:        Thanks.

Dick Burnham:         Okay, thank you.

Operator:             Mr. Burnham sir?

Dick Burnham:         Yes?

Operator:             If you would like, you may go ahead with your closing
                      remarks.



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Dick Burnham:         Well at this time, I'd just like to thank everybody for
                      joining us. And appreciate your support out there in the investment community. And we will look forward to our next call with you this coming May. It will be the first week in May.

                      Thank you again very much for your participation and your questions and your interest. Thank you.

Operator:             Ladies and gentlemen, this concludes today's conference.
                      You may now disconnect.

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